Exhibit 19.1

INSIDER TRADING POLICY
FOR TRADING IN SERIES SECURITIES

ISQ OPEN INFRASTRUCTURE COMPANY LLC (“OpCo”)

ISQ OPEN INFRASTRUCTURE COMPANY LLC - SERIES I (“SERIES I”)

ISQ OPEN INFRASTRUCTURE COMPANY LLC - SERIES II (“SERIES II” AND
TOGETHER WITH THE OPCO AND SERIES I,
THE “COVERED OPCO ENTITIES”)

June 10, 2025

Private and Confidential

ISQ OpCo Insider Trading Policy	Private and Confidential

Table of Contents

1.	General Statement	1

2.	Pre-Clearance	2

3.	Short Sales or Transactions in OpCo-based or Series-based Derivative Securities	2

4.	Short-Term Trading and Reporting Requirements	3

5.	Compliance	3

6.	Revision History	3

7.	Non-Employee Director Covered Person Trading Request Form for Trading in Series Securities	4

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ISQ OpCo Insider Trading Policy	Private and Confidential

1.	General Statement

This Policy is to ensure that no insider trading, and no appearance of insider trading, takes place with respect to the securities of the Series.

All employees, partners, directors, and officers of OpCo who are also Covered Persons of I Squared Capital Advisors (US) LLC (“ISQ”), as defined in the ISQ’s Global Compliance Manual and Code of Ethics, remain subject to all the provisions of such Global Compliance Manual’s insider trading policies, pre-clearance and disclosure obligations and restricted list requirements.

This Insider Trading Policy (this “Policy”) for the trading in securities of the applicable Series applies to the following persons:

●	Any employee, partner, director or officer of OpCo who is not an ISQ Covered Person (OpCo Employee);

●	Any director of a Series who is an “Independent Director” of such Series as defined under the OpCo’s Amended and Restated Limited Liability Company Agreement, as amended from time to time, or who is not an I Squared Employee (each, a “Non-Employee Director”) and any family member residing within the same household as any such Non-Employee Director, or any entity controlled by any such Non-Employee Director (each such person, together with each Non-Employee Director, a “Non-Employee Director Covered Person”).

OpCo Employees and Non-Employee Director Covered Persons together are hereinafter referred to as “Policy Covered Persons.”

Policy Covered Persons may purchase, request the repurchase of or sell securities of a Series only in accordance with this Policy. Any Policy Covered Person who purchases, requests the repurchase of or sells securities of a Series other than in accordance with this Policy will be subject to disciplinary action, up to and including termination from employment or from the Board. All Policy Covered Persons remain subject to any applicable securities reporting and other requirements under applicable securities laws, the Code of Business Conduct and Ethics of the OpCo and/or the applicable I Squared entity. Exceptions to this policy must be evidenced by prior written approval of the Chief Compliance Officer (“ISQ CCO”) or the General Counsel of ISQ, or his or her designee, as appropriate, which approval will only be given under extraordinary circumstances.

This Policy does not apply to purchases of a Series’ securities pursuant to the OpCo’s distribution reinvestment plan (the “DRIP”) resulting from the reinvestment of distributions. This Policy does apply, however, to voluntary purchases of a Series’ securities resulting from additional contributions to the DRIP and to elections to participate, or to increase the level of participation, in the DRIP. This Policy also applies to sales of any securities of a Series purchased pursuant to the DRIP.

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ISQ OpCo Insider Trading Policy	Private and Confidential

2.	Pre-Clearance

OpCo Employees and Non-Employee Director Covered Persons

Before a Non-Employee Director Covered Person may purchase or sell securities of a Series, a written request must be made for approval to the ISQ CCO or his or her designee. Non-Employee Directors must provide the information required by the “Non-Employee Director Trading Request Form for Trading in I Squared Securities,” which is included with this Policy, and make the certifications contained therein. The completed form may be submitted via e mail. The ISQ CCO will then determine if such purchase or sale may be made, and inform the requester. The ISQ CCO is under no obligation to explain his or her decision.

OpCo Employees

Before an OpCo Employee may purchase or sell securities of a Series, he or she must submit a request via the personal trading system which will then be reviewed and then approved or denied by the Chief Compliance Officer or his or her designee.

Permission to purchase or sell publicly listed securities held by either Series, as opposed to shares in the Series themselves, should be regarded as an exceptional circumstance, requiring due diligence and without an appearance of impropriety.

3.	Short Sales or Transactions in OpCo-based or Series-based Derivative Securities

Policy Covered Persons may not engage in transactions of a speculative nature involving a Series’ securities at any time, including, but not limited to, the purchase or sale of put options. All Policy Covered Persons are prohibited from short-selling a Series’ securities or engaging in transactions involving other Company-based or Series-based Derivative Securities or that hedge or offset, or are designed to hedge or offset, any decrease in the market value of a Series’ securities. “Derivative Securities” are options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as a Series’ common stock. This prohibition includes, but is not limited to, trading in OpCo-based or Series-based put option contracts, transacting in straddles, and the like.

The receipt of grants of Derivative Securities issued under, or the exercise of options granted under, an equity incentive plan adopted by the OpCo is not prohibited by this Policy.

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ISQ OpCo Insider Trading Policy	Private and Confidential

4.	Short-Term Trading and Reporting Requirements

In addition, because of the registration of Series securities pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Policy Covered Persons who are directors, officers or ten percent beneficial owners (each an “Insider”) of a registered class of securities of a Series are subject to the reporting of transactions under Section 16(a) and the restrictions set out in Section 16(b) of the Exchange Act with respect to round-trip transactions in registered shares of a Series. Section 16(b) of the Exchange Act generally prohibits a round-trip transaction in registered shares of a Series in any period of less than six months by any Insider. Any profits made or losses avoided in a round-trip transaction by any Insider are recoverable by the OpCo, even if the round-trip transaction was done inadvertently. Insiders shall provide prompt notice to the OpCo of any respective transactions in Series securities to ensure compliance with applicable reporting requirements.

5.	Compliance

Policy Covered Persons are responsible for assuring that their respective family members residing within the same household , and entities controlled by any Policy Covered Person, also comply with this Policy and all applicable securities laws, rules and regulations.

6.	Revision History

Review Date	Revisions (if any)	Approval
June 10, 2025	Implementation	Simpson Thacher Lisa Fleischman, CCO

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ISQ OpCo Insider Trading Policy	Private and Confidential

7.	Non-Employee Director Covered Person Trading Request Form for Trading in Series Securities

In accordance with the Insider Trading Policy for Trading in Series Securities (the “Policy”), I request to enter into the following transaction in securities of ISQ Open Infrastructure Company LLC - Series I (“Series I”) and/or ISQ Open Infrastructure Company LLC - Series II (“Series II” and together with Series I, the “Series”), each a registered series of ISQ Open Infrastructure Company LLC ( “OpCo”):

Proposed Date of Transaction	Nature of Transaction (Purchase/Sale)	Number of Shares (or other Securities)

In making the above request, I certify on behalf of myself and, if applicable, on behalf of any family member residing within the same household as me, or any entity controlled by me , that in purchasing or selling securities of the Series as permitted under the Policy, at the time of such purchase or sale, neither I nor any family member residing within the same household as me, nor any entity controlled by me, is in possession of material, non-public information about OpCo, and that the transaction is in compliance with applicable law as well as all policies and procedures adopted by OpCo to prevent insider trading and the use of material, non-public information.

Submitted by:

Signature:

Date:

Approved by:

Signature:

Date:

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